 Filed Pursuant to Rule 424B3
 Registration Statement No. 333-248713
PROSPECTUS
PVH CORP.
EXCHANGE OFFER FOR
$500,000,000 4 5∕8% SENIOR NOTES DUE 2025
FOR
A LIKE PRINCIPAL AMOUNT OF OUTSTANDING
4 5∕8% SENIOR NOTES DUE 2025

PVH Corp. (“PVH,” “us,” “we,” “our” or the “Company”) is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $500,000,000 of our 4 5∕8% Senior Notes due 2025 (the “exchange notes”) for an equal principal amount of our outstanding 4 5∕8% Senior Notes due 2025 (CUSIP Numbers 693656AB6 and U74652AE5) (the “old notes”). The exchange notes will represent the same debt as the old notes, and we will issue the exchange notes under the same indenture as the old notes. We refer to the exchange notes and the old notes collectively as the “notes.” We refer to the exchange of the exchange notes for the old notes as the “exchange offer.”
The exchange offer expires at 5:00 p.m., New York City time, on October 16, 2020, unless extended.
Terms of the Exchange Offer
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PVH will issue exchange notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

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The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights, and the exchange notes will not have the right to earn additional interest under circumstances relating to PVH’s registration obligations.

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The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations.”

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There is no existing trading market for the exchange notes to be issued, and we do not intend to apply to list the exchange notes on any securities exchange or to seek quotation on any automated dealer quotation system.

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To exchange your old notes, you are required to make certain representations to the Company. See “Exchange Offer — Procedures for Tendering” for more information.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 8 for a discussion of the factors you should consider in connection with the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will use commercially reasonable best efforts to amend or supplement this prospectus in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers. See “Plan of Distribution.”
The date of this prospectus is September 17, 2020.

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PVH Corp. is a Delaware corporation. The mailing address of our principal executive offices 200 Madison Avenue, New York, New York, and our telephone number at that location is (212) 381-3500.
In this prospectus, unless we indicate otherwise or the context requires, “we,” “us,” “our,” “PVH,” and the “Company” refer to PVH Corp., and “notes” refers to the old notes and the exchange notes collectively.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information contained in or incorporated by reference into this prospectus is accurate as of the date of the document containing such information regardless of the time of any offer of the exchange notes. The business, financial condition, results of operations or cash flows of PVH may have changed since such date.

Information Incorporated by Reference
The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus; the information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (File Number 001-07572) (excluding, in each case, information deemed to be “furnished” and not “filed” under SEC rules and regulations) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus until the termination or completion of the exchange offers. The documents we incorporate by reference are:
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our Annual Report on Form 10-K for the fiscal year ended February 2, 2020;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended May 3, 2020 and August 2, 2020; and

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our Current Reports on Form 8-K filed with the SEC on April 6, 2020, April 8, 2020 (with respect to Items 1.01 and 2.03 and relating to the entry into the 2020 revolving credit facility (as defined below)), April 8, 2020 (with respect to Item 5.02 only and relating to compensatory arrangements with certain officers), April 21, 2020 (with respect to Items 8.01 and 9.01 and relating to the launch of the offering for additional 2024 euro notes (as defined below)), April 21, 2020 (with respect to Item 8.01 and relating to the pricing of the offering for additional 2024 euro notes), April 28, 2020, June 3, 2020 (with respect to Items 1.01 and 2.03 and relating to an amendment of our credit facilities), June 3, 2020 (with respect to Items 5.02, 8.01 and 9.01 and relating to the departure of a named executive officer), June 22, 2020, July 6, 2020, July 7, 2020, July 10, 2020 and July 14, 2020; and

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our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2020.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into this prospectus. You may request copies by visiting our website at www.pvh.com, or by writing or telephoning us at the following:
PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500
To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than October 8, 2020. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.
Except as expressly provided above, no other information is incorporated by reference into this prospectus.

Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the exchange notes that will be offered in exchange for the old notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the exchange notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains the information we file electronically with it. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Cautionary Statement Concerning Forward-Looking Statements
Forward-looking statements made in this prospectus and in the information we incorporate by reference, including, without limitation, statements relating to our future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve numerous risks and uncertainties and there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. You should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “guidance,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, expectations, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that the forward-looking statements presented in this prospectus are based on our beliefs, expectations and assumptions made by, and information currently available to, us. Statements contained and incorporated by reference in this prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.
Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:
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our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

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we may be considered to be highly leveraged and we use a significant portion of our cash flows to service our indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

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the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores and our directly operated digital commerce sites, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors, consumer sentiment and other factors;

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our ability to manage our growth and inventory;

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quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where we or our licensees produce goods under our trademarks, such as the recently imposed increased tariffs and threatened increased tariffs on goods imported into the United States from China, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require us to absorb costs or try to pass costs onto consumers, which could materially impact our revenue and profitability;

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the availability and cost of raw materials;

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our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced);

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the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in certain regions by any government or regulatory authority in the jurisdictions where we conduct business, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury's Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Control;

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changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced;

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disease epidemics and health-related concerns, such as the COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in, some of the following) supply-chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas; closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease; and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of our goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment;

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acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into us with no substantial adverse effect on the acquired entity’s, the acquired business’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably our continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof;

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the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands;

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significant fluctuations of the U.S. dollar against foreign currencies in which we transact significant levels of business;

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our retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year;

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the impact of new and revised tax legislation and regulations; and

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other risks and uncertainties indicated from time to time in our filings with the SEC.

We have discussed some of these factors in more detail under “Risk Factors” in this prospectus. These factors are not necessarily all of the important factors that could affect us.
We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

Summary
This summary highlights information that is contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. This summary is qualified in its entirety by the more detailed information appearing or incorporated by reference elsewhere in this prospectus. You should read carefully this entire prospectus and should consider, among other things, the matters set forth in “Risk Factors” included elsewhere in this prospectus, and “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our 2019 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2020 and incorporated by reference herein.
The Company
We are one of the largest global apparel companies in the world. We have over 40,000 associates operating in more than 40 countries and generated $9.9 billion in revenues in 2019. We manage a diversified brand portfolio, including TOMMY HILFIGER, CALVIN KLEIN, Van Heusen, IZOD, ARROW, Warner’s, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We license brands from third parties, including Kenneth Cole New York, Kenneth Cole Reaction, Unlisted, a Kenneth Cole Production, MICHAEL Michael Kors, Michael Kors Collection, and Chaps. Our brand portfolio also consists of various other owned, licensed and, to a lesser extent, private label brands.
We design and market branded dress shirts, neckwear, sportswear (casual apparel), jeanswear, performance apparel, intimate apparel, underwear, swimwear, swim products, handbags, accessories, footwear and other related products. Our brands are positioned to sell globally at various price points and in multiple channels of distribution. This enables us to offer products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, product category, price point, distribution channel or region. We also license the use of our trademarks to third parties and joint ventures for product categories and in regions where we believe our licensees’ expertise can better serve our brands. Our licensing activities principally relate to the licensing worldwide of our TOMMY HILFIGER and CALVIN KLEIN trademarks for a broad array of product categories and for use in numerous discrete jurisdictions.
We have evolved from our 1881 roots to become a diversified global company through a combination of strategic acquisitions, including the Calvin Klein, Tommy Hilfiger, and Warnaco acquisitions, and by successfully growing our brands globally across all channels of distribution. We have also acquired several regional licensed businesses and will continue to explore strategic acquisitions of licensed businesses, trademarks and companies that we believe are additive to our overall business.
Company Information
We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. Our corporate website address is www.pvh.com. The information on our website is not part of this prospectus.

Summary Terms of the Exchange Offer
Set forth below is a brief summary of some of the principal terms of the exchange offer. In this summary of the offering, unless we indicate otherwise or the context requires, “we,” “us,” “our,” “PVH,” and the “Company” refer to PVH Corp. and “notes” refers to the old notes and the exchange notes collectively. You should also read the information in the section entitled “Exchange Offer” later in this prospectus for a more detailed description and understanding of the terms of the notes.
Background
On July 10, 2020, we completed the private offering and issuance of the old notes. We are offering to issue the exchange notes to satisfy our obligations under the registration rights agreement.
We are offering to issue the exchange notes in a registered exchange offer in exchange for a like principal amount, interest rate, maturity and denomination of the old notes.
The Exchange Offer
We are offering to exchange up to $500,000,000 in aggregate principal amount of the old notes for a like principal amount of exchange notes, the offer of which has been registered under the Securities Act.
Expiration of The Exchange Offer; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on October 16, 2020, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes in the exchange offer at any time before the expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer
Conditions to the Exchange Offer
The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. The exchange offer is subject to customary conditions, which we may waive. See “Exchange Offer — Conditions” for more information regarding the conditions to the exchange offer.
Procedures for Tendering Notes
To tender old notes held in book-entry form through the Depository Trust Company, or “DTC,” you must transfer your old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or “ATOP” system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.
By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
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any exchange notes to be received by you will be acquired in the ordinary course of your business;

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you have no arrangement, intent or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

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you are not engaged in and do not intend to engage in a distribution of the exchange notes (within the meaning of the Securities Act);

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you are not our “affiliate” (as defined in Rule 405 under the Securities Act); and

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if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will deliver or make available a prospectus in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. See “Exchange Offer — Procedures for Tendering.”
Consequences of Failure to
Exchange
Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer applicable to such old notes. Since the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes, except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. The trading market for your old notes will likely become more limited to the extent that other holders of old notes participate in the exchange offer. Upon the completion of the exchange offer, we will have no further obligations, except under certain limited circumstances in which we are obligated to file a shelf registration statement for certain holders of the old notes that are not eligible to participate in the exchange offer, to provide for registration of the old notes under the U.S. federal securities laws. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult to sell or transfer the old notes. See “Exchange Offer — Consequences of Failure to Tender.”
Certain U.S. Federal Income Tax Considerations
The exchange of old notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Transferability
Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth under “Exchange Offer — Procedures for Tendering”). However, any holder of old notes who:
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is one of our “affiliates” (as defined in Rule 405 under the Securities Act),

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does not acquire the exchange notes in the ordinary course of business,

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distributes, intends to distribute, or has an arrangement or understanding with any person to distribute the exchange notes as part of the exchange offer, or

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is a broker-dealer who purchased old notes from us in the initial offering of the old notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act, will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender old notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
Our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.
Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange Agent
U.S. Bank National Association (the “Trustee”) is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under “Exchange Offer — Exchange Agent.”

Summary Terms of the Exchange Notes
The summary below describes the principal terms of the exchange notes. The terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes, including the definitions of certain terms used in this summary. In this section, “PVH,” “we,” “our,” “us” or the “Company” refer only to PVH Corp. and not any of its subsidiaries.
The exchange notes will be identical in all material respects to the old notes for which they have been exchanged, except:
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the offer and sale of the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends;

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the exchange notes will not be entitled to registration rights; and

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the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer
PVH Corp.
Notes Offered
$500,000,000 in aggregate principal amount of 4 5∕8% Senior Notes due 2025.
Maturity Date
The exchange notes will mature on July 10, 2025.
Interest
Interest on the exchange notes will accrue from the Issue Date initially at a rate of 4 5∕8% per annum and will be paid semi-annually in arrears on January 10 and July 10 of each year, beginning on January 10, 2021. The holders of the old notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those old notes from the Issue Date to the date of issuance of the exchange notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.
The interest rate on the exchange notes may be adjusted under certain circumstances, as set forth under “Description of the Exchange Notes — Interest Rate Adjustment.”
Denominations
The exchange notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Ranking
The exchange notes will be our unsecured unsubordinated obligations and will rank equally with all of our other existing and future unsecured unsubordinated indebtedness and will rank senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the exchange notes. The exchange notes will not be guaranteed by any of our subsidiaries. As a result, the exchange notes will be structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries. The exchange notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.
Optional Redemption
Prior to June 10, 2025 (one month prior to the maturity date for the exchange notes) (the “Par Call Date”), PVH may redeem the exchange notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium.
In addition, on or after the Par Call Date, PVH may redeem the exchange notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date for the exchange notes. See “Description of the Exchange Notes — Optional Redemption.”
Change of Control
Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the Exchange Notes — Change of Control Triggering Event”), each holder of exchange notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Exchange Notes — Change of Control Triggering Event.”
Certain Covenants
The indenture governing the exchange notes contains covenants that limit, among other things, our and our domestic subsidiaries’ ability to:
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create certain liens;

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enter into certain sale/leaseback transactions; and

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in the case of PVH only, consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of our assets.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes — Certain Covenants.”
No Public Market
The exchange notes are new securities and there is currently no established trading market for the exchange notes. There can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply to list the exchange notes on any national securities exchange or for inclusion of the exchange notes on any automated dealer quotation system.
Governing Law
The indenture, the exchange offer and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Trustee
The trustee for the exchange notes is U.S. Bank National Association.
Paying Agent
The paying agent for the exchange offering is U.S. Bank National Association.
Transfer Agent and Registrar
The transfer agent and registrar for the exchange offering is U.S. Bank National Association.

Risk Factors
Investing in the exchange notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus and the documents incorporated by reference prior to making an investment decision.

Risk Factors
Investment in the exchange notes involves risks. In addition to other information contained in this prospectus, you should carefully read and consider the risk factors included in our periodic reports filed with the SEC, which are incorporated herein by reference, and the following factors before investing in the exchange notes. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, we may be unable to pay interest on, or the principal of, our debt securities, the trading price of the exchange notes could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the prospectus and any documents incorporated by reference, you should rely on the information set forth in this section.
Risks Related to Our Business
The COVID-19 pandemic has had, and is expected to continue to have, a material adverse impact on our business, financial performance and liquidity position.
The COVID-19 pandemic is having a significant impact on our business, financial condition, cash flows and results of operations in 2020.
Virus-related concerns, reduced travel, temporary store closures and government-imposed restrictions have resulted in sharply reduced traffic and consumer spending trends and sales stoppages in our retail stores and in the stores of our wholesale customers in virtually all markets during the first quarter of 2020 and into the second quarter of 2020. In addition, our supply chain had been disrupted and may experience future disruptions as a result of either closed factories or factories with reduced workforces. Our licensees’ sales and their supply chains are also being negatively impacted by the COVID-19 outbreak, which in turn is negatively impacting our royalty revenue.
There is significant uncertainty about the duration and extent of the impact of the COVID-19 outbreak; however, there will be a significant negative impact to our 2020 revenue and net income.
The actions we have taken to attempt to mitigate the effects of the COVID-19 pandemic on our business may lead to disruptions in our business, inventory issues, inability to enhance or preserve our brand awareness, reduced employee morale and productivity, and problems retaining existing and recruiting future employees, all of which could have a material adverse impact on our business, financial condition, results of operations and cash flows.
In addition, the COVID-19 pandemic could continue to impede global economic activity, even as restrictions are lifted, leading to decreased per capita income and disposable income, increased and prolonged unemployment or a decline in consumer confidence, all of which could significantly reduce discretionary spending by individuals and adversely affect our business. Additionally, the impact on our customers and licensees could include bankruptcies and diminished sales and operations. The aforementioned circumstances could result in a material adverse impact on our business, financial condition, results of operations and cash flows.
Risks Related to Our Indebtedness and the Exchange Notes
In this section, “Risks Related to Our Indebtedness and the Exchange Notes,” “PVH,” “we,” “our,” or “us” refer only to PVH Corp. and not any of its subsidiaries.
Our level of debt could impair our financial condition and ability to operate.
As of August 2, 2020, PVH had approximately $3.6 billion of outstanding long-term debt, which includes approximately $13.9 million of secured debt, the 2024 euro notes, the 2027 euro notes, the old notes, the debentures and approximately $1.6 billion of unsecured debt outstanding under the 2019 facilities (excluding approximately $24.2 million of outstanding letters of credit and approximately $990.0 million of additional amounts available for borrowing under the 2019 facilities), and our subsidiaries had approximately $89.4 million of outstanding indebtedness. In addition, as of August 2, 2020, PVH had $275 million available for borrowing under the 2020 revolving credit facility. Currently, no PVH subsidiary has guaranteed PVH’s obligations under the 2020 revolving credit facility, and the obligations under the 2020 revolving credit facility are unsecured. However, within 120 days after the occurrence of a specified credit ratings decrease (as described in the 2020 revolving credit facility), (i) PVH must cause each of its wholly owned United States subsidiaries (subject to certain customary exceptions) to become a guarantor under the 2020 revolving credit facility, and (ii) PVH and each subsidiary guarantor will be required to grant liens in favor of the collateral agent on substantially all of their respective assets (subject to customary exceptions).
Our and our subsidiaries’ level of debt could have important consequences to investors, including:
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requiring a substantial portion of our cash flows from operations be used for the payment of principal and interest on our debt, thereby reducing the funds available to us for our operations or other capital needs;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

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increasing our vulnerability to general adverse economic and industry conditions, including the ongoing COVID-19 pandemic, because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

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limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to our pension plans and general corporate requirements;

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placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures, acquisitions, share repurchases, dividend payments, contributions to pension plans and general corporate requirements; and

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with respect to any borrowings we make at variable interest rates, including under the 2019 facilities and 2020 revolving credit facility, leaving us vulnerable to increases in interest rates generally.

Servicing our debt, including the exchange notes, will require a significant amount of cash and we may be unable to generate sufficient cash flow due to many factors, some of which are beyond our control.
Our ability to make payments with respect to our obligations under the exchange notes and our other outstanding debt depends on our future operating performance. Our operating performance is being, and is expected to continue to be, significantly impacted by the ongoing COVID-19 pandemic and is also subject to our ability to operate and expand profitably our business and by prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond our control, including the COVID-19 pandemic.
Our business may not generate sufficient cash flow from operations, we may not realize our currently anticipated revenues, cost savings and operating performance and we may not have sufficient future borrowings available to us to pay our debt. Our ability to meet our obligations under our indebtedness, including payment of principal and interest on the exchange notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us, which has been significantly impacted by the ongoing COVID-19 pandemic and is subject to other prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, especially in light of the fact that, as a result of the COVID-19 pandemic and the measures implemented to contain it, we are currently experiencing significant declines in cash flows. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could be forced to reduce or delay capital expenditures, forego other business opportunities, sell material assets or operations, restructure or refinance our debt, obtain additional capital or renegotiate, replace or terminate arrangements. Some of these transactions could occur at times and on terms that are less advantageous or disadvantageous to us or may not be available to us at all, which could cause us to default on our obligations and impair our liquidity.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which would increase the risks described above.
Although the 2019 facilities and the 2020 revolving credit facility contain restrictions on our subsidiaries’ ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions and do not prevent PVH from incurring additional unsecured debt. Additional debt incurred in compliance with these restrictions could be substantial. In addition, the exchange notes and indenture pursuant to which the exchange notes will be issued, as well as the 2024 euro notes, the 2027 euro notes and the debentures (and the indentures governing such securities) do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Moreover, if recent trends regarding the COVID-19 outbreak continue, we may be required to seek to engage in additional debt and/or equity financing transactions to ensure that we retain sufficient liquidity. There can be no assurance that such financing will be available at all or on attractive terms. If new debt is added to the debt that we have immediately following the offering of the exchange notes, the risks associated with our indebtedness that we now face would intensify. Further, our incurrence of additional debt may have important consequences for you as a holder of the exchange notes, including making it more difficult for us to satisfy our obligations with respect to the exchange notes, a loss in the trading value of your exchange notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.
Covenant restrictions under the 2019 facilities, 2020 revolving credit facility and our indentures will impose significant operating and financial restrictions on us and our subsidiaries and may limit our ability to operate our business and to make payments on the exchange notes.
The 2019 facilities, the 2020 revolving credit facility and the agreements and instruments governing our other outstanding debt (including the indentures governing the 2024 euro notes, the 2027 euro notes and the debentures) contain, and any documents governing future indebtedness of ours may contain, covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the exchange notes. These covenants restrict our and our subsidiaries’ ability to, among other things:
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incur or guarantee additional debt or extend credit;

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create liens on our assets or engage in sale/leaseback transactions; and

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effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of our assets.

The indenture that will govern the exchange notes contains covenants that restrict our ability to create certain liens or enter into sale/leaseback transactions and consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of our assets.
In addition, the 2019 facilities and 2020 revolving credit facility require us to maintain compliance with certain financial covenants, including maximum net leverage and minimum interest coverage (or, during the relief period (as defined below), minimum liquidity). Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of the covenants described above, or (in the case the 2019 facilities and 2020 revolving credit facility) our inability to comply with the financial ratios, could result in an event of default under the applicable credit facility or indenture. If an event of default occurs and is continuing under such credit facility or indenture, the lenders thereunder could elect to declare all amounts outstanding under the applicable credit facility or indenture, together with accrued interest, to be immediately due and payable, which would result in acceleration of our other debt, including the exchange notes. Under that circumstance, we may not have sufficient funds to pay the exchange notes.
Also, under the indenture governing our debentures, if we pay any dividend on our capital stock or we acquire our capital stock, in either case resulting in our inability to meet a specified financial test, then (subject to certain exceptions) the holders of the debentures would have a right to have their debentures redeemed. If this were to occur, we may not have sufficient funds to satisfy this obligation.

The exchange notes will not be secured or guaranteed and will be effectively subordinated to our secured obligations and structurally subordinated to all obligations of our subsidiaries.
The exchange notes will be unsecured, unsubordinated obligations solely of PVH and will not be guaranteed by any of our subsidiaries. Therefore, the exchange notes will be effectively junior to all of our existing and future secured obligations, to the extent of the value of the assets securing such obligations, and will be structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries. As of August 2, 2020, PVH had approximately $3.6 billion of outstanding long-term debt, which includes approximately $13.9 million of secured debt, the 2024 euro notes, the 2027 euro notes, the old notes, the debentures and approximately $1.6 billion of unsecured debt outstanding under the 2019 facilities (excluding approximately $24.2 million of outstanding letters of credit and approximately $990.0 million of additional amounts available for borrowing under the 2019 facilities), and our subsidiaries had approximately $89.4 million of outstanding indebtedness. In addition, as of August 2, 2020, PVH had $275 million available for borrowing under the 2020 revolving credit facility. As such, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:
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all secured claims against the affected entity have been fully paid; and

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if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

Holders of the exchange notes will participate ratably in our remaining assets with all holders of our other unsecured, unsubordinated debt that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. If any of the foregoing events were to occur, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured debt.
We may not be able to repurchase the exchange notes upon a Change of Control Triggering Event.
Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to you in cash to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your exchange notes at a purchase price in cash equal to 101% of their principal amount on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If a Change of Control Triggering Event occurs, we may not have sufficient funds at that time to pay the purchase price for all required repurchases of the exchange notes. In addition, our ability to effect a redemption of the exchange notes upon a Change of Control Triggering Event may be impaired by the effect of various provisions in agreements governing our existing or future debt obligations. The occurrence of a Change of Control Triggering Event will result in an event of default under the 2019 facilities and 2020 revolving credit facility and permit the lenders under such credit facilities to accelerate the maturity of all of the obligations under such credit facilities and to pursue their rights and remedies.
In the event that a Change of Control Triggering Event occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of the holders of our debt that contains such prohibition to repurchase the exchange notes or could attempt to refinance such borrowings. If we do not obtain their consent or refinance the borrowings, we will remain prohibited from repurchasing the exchange notes, which would constitute an event of default under the indenture governing the exchange notes. In addition, we may not have the financial resources necessary to repurchase the exchange notes upon a Change of Control Triggering Event, particularly if that Change of Control Triggering Event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other debt. Any debt agreements we enter into in the future may contain similar provisions. Certain transactions that constitute a change of control under our existing and future debt instruments may not constitute a Change of Control Triggering Event under the indenture governing the exchange notes even though those events could increase our indebtedness or otherwise adversely affect our capital structure, credit ratings, or the value of the exchange notes. See “Description of the Exchange Notes — Change of Control Triggering Event.”

Your right to require us to redeem the exchange notes is limited.
The holders of the exchange notes will have limited rights to require us to purchase or redeem the exchange notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. The Change of Control Triggering Event provisions of the indenture governing the exchange notes may not afford protection to the holders of the exchange notes if such transactions were to occur, including a transaction initiated by us, if the transaction does not result in a Change of Control Triggering Event or otherwise result in an event of default under the indenture. See “Description of the Exchange Notes — Change of Control Triggering Event.”
You may not be able to transfer or resell the exchange notes.
There can be no assurance as to:
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the liquidity of the trading market;

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the ability of holders to sell their exchange notes; or

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the price at which the holders will be able to sell their exchange notes.

The exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the exchange notes.
The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to seek quotation on any automated dealer quotation system. We cannot assure you as to the development or liquidity of any trading market for the exchange notes.
It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.
The ratings of the exchange notes may change after the issuance of the exchange notes, and those changes may have an adverse effect on the market prices and liquidity of the exchange notes.
Credit ratings that the exchange notes may receive will not address all material risks relating to an investment in the exchange notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that any such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant, including due to the ongoing COVID-19 pandemic. In April 2020, Standard & Poor’s Ratings Service revised our outlook to negative. A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of investors willing to purchase the notes and adversely affect the prices and liquidity of the notes. A security rating is not a recommendation to buy, sell or hold the notes.
The exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.
The exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. U.S. federal or state courts rendering a judgment on the exchange notes may be unable to enter judgment in any currency, except U.S. dollars. Accordingly, in a lawsuit for payment on the exchange notes, investors may bear currency exchange risk, which could be material.
Trading in the clearing systems is subject to minimum denomination requirements.
The exchange notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to the exchange notes in accordance with the provisions of the global notes, a holder who, as a result of trading or otherwise, does not have the minimum denomination or an integral multiple of $1,000 in excess thereof in its account with the relevant clearing system at the relevant time would be required to purchase an additional principal amount of exchange notes such that its holding of exchange notes amounts to the minimum specified denomination.
Risks Related to the Exchange Offer
You may not receive the exchange notes in the exchange offer if the procedures for tendering are not properly followed.
We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer in compliance with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of old notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf. The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the old notes.
Broker-dealers or other noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.
Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
In addition to broker-dealers, any noteholder that exchanges its old notes in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.
If you do not exchange your old notes, they may be difficult to resell.
It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act. Generally, the old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes outstanding after the completion of the exchange offers will be substantially limited. Any old notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes, you generally will not have any further registration rights and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

Consummation of the exchange offer may not occur.
The exchange offer is subject to the satisfaction of certain conditions. See “Exchange Offer — Conditions.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time such holders will not be able to effect transfers of their old notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of old notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate the exchange offer at any time before our announcement of whether we will accept valid tenders of old notes for exchange, which we expect to make as soon as reasonably practicable after the expiration date.

Use of Proceeds
We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for old notes as described in this prospectus, we will receive old notes of equal principal amount. The old notes surrendered in exchange for the exchange notes will be retired and canceled.

Description of the Exchange Notes
PVH issued $500,000,000 in aggregate principal amount of 4 5∕8% Senior Notes due 2025 (the “old notes”) to the initial purchasers thereof on July 10, 2020. The initial purchasers sold the old notes to “qualified institutional buyers,” as defined in Rule 144A and in offshore transactions in reliance on Regulation S. PVH is offering to exchange an aggregate principal amount of up to $500,000,000 of our 4 5∕8% Senior Notes due 2025 (the “exchange notes”) for an equal principal amount of the old notes. The terms of the exchange notes are substantially identical to the terms of the old notes. However, the exchange notes are not subject to transfer restrictions or to any increase in the interest rate for failure to comply with the registration rights agreement. In addition, we do not intend to list the exchange notes on any securities exchange or seek quotation on any automated dealer quotation system. Any old notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the indenture. References to the “notes” refer to the old notes and the exchange notes.
PVH issued the old notes, and will issue the exchange notes, under an indenture (the “indenture”), dated as of July 10, 2020, among itself and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect from time to time.
Certain terms used in this “Description of the Exchange Notes” section are defined under the heading
“— Certain Definitions.” In this “Description of the Exchange Notes,” “PVH” refers only to PVH Corp. and not to any of its Subsidiaries.
The following description is only a summary of the material provisions of the indenture. PVH urges you to read the indenture because it, not this description, defines your rights as holders of the notes.
Brief Description of the Notes
The notes are:
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unsecured unsubordinated obligations of PVH;

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senior in right of payment to any existing and future obligations of PVH that are by their terms expressly subordinated or junior in right of payment to the notes;

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not guaranteed by any Subsidiary of PVH;

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effectively junior to any of PVH’s existing and future secured obligations to the extent of the value of the assets securing such obligations; and

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structurally subordinated to all existing and future obligations, including trade payables, of PVH’s Subsidiaries.

Principal, Maturity and Interest
PVH issued $500,000,000 in aggregate principal amount of old notes on July 10, 2020. PVH is offering to exchange $500,000,000 in aggregate principal amount of old notes properly tendered and not withdrawn in the exchange offer for a like amount of exchange notes. The notes mature on July 10, 2025. PVH will issue the exchange notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. PVH may issue additional notes under the indenture, which will have identical terms as the notes issued on the Issue Date, other than with respect to the date of issuance, the date from which interest will accrue thereon and the issue price. Such additional notes will be treated as a single class with the exchange notes for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, provided that if such additional notes are not fungible with the exchange notes offered hereby (or other additional notes issued after the Issue Date) for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP, ISIN and/or other identifying number. Unless the context otherwise requires, for all purposes of the indenture and this Description of the Exchange Notes, references to the notes include the exchange notes and any other additional notes actually issued after the Issue Date. There is no limit on the total aggregate principal amount of notes that PVH can issue under the indenture.

Interest on the notes will accrue initially at the rate of 4 5∕8% per annum payable semi-annually in arrears on January 10 and July 10, commencing on January 10, 2021. PVH will make each interest payment to the registered holders of the notes on the immediately preceding December 26 and June 25 (whether or not a Business Day), each a “record date.” Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.
Accrued and unpaid interest on the old notes exchanged in the exchange offer shall be due and payable on the next interest payment date for the exchange notes following the exchange offer and shall be paid to the holder on the relevant record date of the exchange notes issued in respect of the old notes being exchanged. Interest on the old notes being exchanged in the exchange offer shall cease to accrue on (and including) the date of completion of the exchange offer, and interest on the exchange notes shall accrue from (but excluding) the date of completion of the exchange offer.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P, or, in either case, any substitute Rating Agency, downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.
If the rating from Moody’s (or any substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the Issue Date plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately following paragraph that is then in effect:
Moody’s Rating*	Percentage
Ba1	0.250%
Ba2	0.500%
Ba3	0.750%
B1 or below	1.000%

*
Including the equivalent ratings in the case of any substitute Rating Agency or in the case of any successor rating category of Moody’s.

In addition, if the rating from S&P (or any substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the Issue Date plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately preceding paragraph that is then in effect:
S&P Rating*	Percentage
BB+	0.250%
BB	0.500%
BB−	0.750%
B+ or below	1.000%

*
Including the equivalent ratings in the case of any substitute Rating Agency or in the case of any successor rating category of S&P.

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute Rating Agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes will equal the interest rate payable on the notes on the Issue Date plus the percentages set forth opposite the ratings from the tables set forth above. If Moody’s (or any substitute Rating Agency) subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a substitute Rating Agency) or higher, and S&P (or any substitute Rating Agency thereof) increases its rating to BBB- (or its equivalent, in the case of a substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the Issue Date. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the notes (on the date of issuance) are or (at any time after the date of issuance) become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a substitute Rating Agency thereof), respectively (or by one rating agency in the event the notes are only rated by one Rating Agency and the Company has not obtained ratings from a substitute Rating Agency).
Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute Rating Agency), will be made independent of any and all other adjustments; provided, however, that in no event will (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the Issue Date or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the Issue Date.
No adjustments in the interest rate of the notes will be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time Moody’s or S&P ceases to provide a rating of the notes for any reason, PVH will use its commercially reasonable efforts to obtain a rating of the notes from a substitute Rating Agency, to the extent one exists, and if a substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above, (a) such substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by PVH and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as only one of Moody’s or S&P provides a rating of the notes and no substitute Rating Agency is offered to replace the other Rating Agency, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency providing the rating will be twice the percentage set forth in the applicable tables above. For so long as none of Moody’s, S&P or a substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the Issue Date, as the case may be.
Any interest rate increase or decrease described in this section will take effect from the first interest payment date occurring immediately after the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the first interest payment date occurring immediately after the date on which the rating change occurs. If Moody’s or S&P (or, in either case, any substitute Rating Agency) changes its rating of the notes more than once during the period between any two interest payment dates, the last such change by such Rating Agency prior to the applicable interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.
The interest rate and the amount of interest payable on the notes will be determined and calculated by PVH. Accordingly, the trustee shall not be responsible for making such determination or calculation or for monitoring the rating of the notes. PVH will promptly notify the paying agent (if other than PVH or any of its Subsidiaries) upon becoming aware of any decrease in the rating assigned to the notes by either Moody’s or S&P (or any substitute Rating Agency).
Optional Redemption
Except as set forth below, PVH will not be entitled to redeem the notes at its option.

Prior to June 10, 2025 (one month prior to the maturity date for the notes) (the “Par Call Date”), PVH may redeem the notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date. The trustee will have no obligation to confirm or verify the Applicable Premium.
In addition, on or after the Par Call Date, PVH may redeem the notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
If the redemption date is on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of notes subject to redemption will be paid on the redemption date to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by PVH.
“Applicable Premium” means, with respect to any note on any redemption date, as provided by PVH, the excess, if any, of (1) the present value at such redemption date of the remaining scheduled payments (through the Par Call Date assuming for such purpose that the notes matured on the Par Call Date) of principal and interest due on the note (but excluding accrued and unpaid interest, if any, to, but not including, the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate with respect to such redemption date, plus 50 basis points, over (2) the principal amount of such note on such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose the notes matured on the Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes (assuming for this purpose that the notes matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if PVH obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.
“Independent Investment Banker” means a Primary Treasury Dealer appointed by PVH.
“Primary Treasury Dealer” means a primary United States Government securities dealer in the United States of America.
“Reference Treasury Dealer” means Barclays Capital Inc. and any of its successors or Affiliates as PVH may appoint from time to time (provided, however, that if any of them ceases to be a Primary Treasury Dealer, PVH may substitute therefor another Primary Treasury Dealer), Citigroup Global Markets Inc. and any of its successors or Affiliates as PVH may appoint from time to time (provided, however, that if any of them ceases to be a Primary Treasury Dealer, PVH may substitute therefor another Primary Treasury Dealer) and any other Primary Treasury Dealers selected by PVH, and each of their respective Affiliates or successors as PVH may appoint from time to time.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by PVH, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to PVH by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
Notwithstanding the foregoing, in connection with any tender offer for the notes, if holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer and PVH, or any third party making such tender offer in lieu of PVH, purchases all of the notes validly tendered and not withdrawn by such holders, PVH or such third party will have the right upon not less than 10 days’ but not more than 60 days’ notice mailed, or delivered electronically if the notes are held by any depositary, by PVH to each holder of notes, given not more than 30 days following such purchase date, to redeem or purchase, as applicable, all notes that remain outstanding following such purchase at a price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the redemption or purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Selection and Notice of Redemption
On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless PVH defaults in the payment of the redemption price and accrued interest). On or before the redemption date, PVH will deposit with the trustee or with the paying agent (or, if PVH or any of its Subsidiaries is the paying agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to, but not including, the redemption date on the notes or portions thereof to be redeemed on such date.
PVH may provide in any redemption notice that payment of the redemption price and accrued and unpaid interest, if any, and the performance of PVH’s obligations with respect to such redemption may be performed by another Person.
If PVH is redeeming less than all of the notes at any time, the trustee will select notes to be redeemed on a pro rata basis (or as nearly pro rata as practicable in accordance with the applicable procedures of DTC) unless otherwise required by law or the applicable procedures of DTC.
In any case, the principal amount of a note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. PVH will cause notices of redemption to be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed, or delivered electronically, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption may, at PVH’s option, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in PVH’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered (or delivered electronically if the notes are held by any depositary)) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in PVH’s discretion if in the good faith judgment of PVH any or all of such conditions will not be satisfied or waived.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. If any certificated note is to be redeemed in part only, upon surrender of the certificated note, a certificated note or notes of the same series will be issued in principal amount equal to the unredeemed portion. If any global security is to be redeemed in part only, the records of the trustee shall reflect such decrease in the principal amount of such global security. Subject to the last sentence of the immediately preceding paragraph, notes called for redemption become due on the date fixed for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases
PVH is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, PVH may be required to offer to purchase notes as described under the heading “— Change of Control Triggering Event.” PVH may at any time and from time to time acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.
Ranking
Senior Indebtedness Versus Notes
The Indebtedness evidenced by the notes is unsecured and ranks pari passu in right of payment with all other unsecured unsubordinated Indebtedness of PVH. As of August 2, 2020, PVH had approximately $3.6 billion of outstanding long-term debt, which includes approximately $13.9 million of secured debt, the 2024 euro notes, the 2027 euro notes, the old notes, the debentures and approximately $1.6 billion of unsecured debt outstanding under the 2019 facilities (excluding approximately $24.2 million of outstanding letters of credit and approximately $990.0 million of additional amounts available for borrowing under the 2019 facilities), and our subsidiaries had approximately $89.4 million of outstanding indebtedness. In addition, as of August 2, 2020, PVH had $275 million available for borrowing under the 2020 revolving credit facility.
Secured Indebtedness and Subsidiary Liabilities Versus Notes
The notes are unsecured obligations of PVH. Secured debt and other secured obligations of PVH aggregating approximately $13.9 million as of August 2, 2020, are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.
A portion of PVH’s operations is conducted through its Subsidiaries. Claims of creditors of the Subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Subsidiaries, will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of PVH, including holders of the notes. The notes are structurally subordinated to the claims of creditors of PVH’s Subsidiaries. As of August 2, 2020, the total indebtedness of PVH’s Subsidiaries was approximately $89.4 million.
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, unless PVH has exercised its right to redeem the notes as described above in “— Optional Redemption” or has defeased the notes as described below in “— Defeasance,” each holder of notes shall have the right to require that PVH repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of registered holders of notes on the relevant record date to receive interest due on the relevant date of repurchase).
Within 30 days following any Change of Control Triggering Event, unless PVH has exercised its right to redeem the notes as described above in “— Optional Redemption” or has defeased the notes as described below in “— Defeasance,” PVH will cause a notice to be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, to each holder of notes at its registered address (the “Change of Control Offer”) (with a copy to the trustee and the paying agent) stating:
(1)
that a Change of Control Triggering Event has occurred, the transaction or transactions that constitute the Change of Control Triggering Event and that such holder has the right to require PVH to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of registered holders of the notes on the relevant record date to receive interest due on the relevant date of purchase);

(2)
the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed, or delivered electronically); and

(3)
the instructions, as determined by PVH, consistent with the covenant described hereunder, that a holder of notes must follow in order to have its notes purchased.

PVH will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PVH and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) PVH has exercised its right to redeem the notes as described above in “— Optional Redemption” unless and until there is a default in payment of the applicable redemption price or has defeased the notes as described below in “— Defeasance.”
Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, and be conditional upon such Change of Control Triggering Event, if a definitive agreement is in place in respect of the Change of Control at the time of making of the Change of Control Offer.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and PVH, or any third party making a Change of Control Offer in lieu of PVH as described above, purchases all of the notes validly tendered and not withdrawn by such holders, PVH or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the redemption date for the notes (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
PVH will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, PVH will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.
Under clause (2) of the definition of Change of Control, a Change of Control will occur when a majority of the directors of PVH’s board of directors are not Continuing Directors. The Delaware Court of Chancery has held, in a case involving a proxy contest, that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of PVH’s board of directors, including in connection with a proxy contest where PVH’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require PVH to make a Change of Control Offer.
The Change of Control Triggering Event repurchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of PVH and, thus, the removal of incumbent management. The Change of Control Triggering Event repurchase feature is a result of negotiations between PVH and the Initial Purchasers. PVH has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, PVH could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect PVH’s capital structure or credit ratings. Restrictions on PVH’s ability to Incur additional secured Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of such transactions.
The 2019 facilities and 2020 revolving credit facility provide that the occurrence of certain change of control events with respect to PVH would constitute a default thereunder. Future indebtedness that PVH may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require PVH to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on PVH. Finally, PVH’s ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources or the terms of its indebtedness. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
The provisions under the indenture relative to PVH’s obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Certain Covenants
The indenture contains the following covenants:
Limitation on Liens
PVH will not, nor will PVH permit any of its Domestic Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of its Subsidiaries, in each case to secure Indebtedness for borrowed money of PVH, any Subsidiary or any other Person, without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all Indebtedness for borrowed money thereby secured for so long as any such Indebtedness for borrowed money shall be so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.
Limitation on Sale/Leaseback Transactions
PVH will not, and will not permit any Domestic Subsidiary to, enter into any Sale/Leaseback Transaction other than (a) a Sale/Leaseback Transaction in respect of which the Attributable Debt does not, when taken together with the Attributable Debt as of such date with respect to all other Sale/Leaseback Transactions entered into pursuant to this clause (a), exceed the greater of (i) $90.0 million and (ii) 1.0% of Total Assets, calculated as of the date on which such Sale/Leaseback Transaction is consummated (each such Sale/Leaseback Transaction entered into pursuant to this clause (a), a “Permitted Sale/Leaseback”), (b) any Sale/Leaseback Transaction so long as PVH or such Domestic Subsidiary would be entitled to create a Lien on such Principal Property securing the Attributable Debt with respect to such Sale/Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on Liens” and (c) any Sale/Leaseback Transaction of which the net proceeds received by PVH or any Domestic Subsidiary are at least equal to the fair market value (as determined by PVH’s board of directors (or a duly authorized committee thereof)) of such Principal Property and are applied by PVH or such Domestic Subsidiary, as applicable, within 365 days after the sale of such Principal Property in connection with which such Sale/Leaseback Transaction is completed, to either (or in combination of) (i) the prepayment, repayment, redemption or purchase of the notes, Indebtedness of PVH that is pari passu in right of payment to the notes or Indebtedness (other than any Disqualified Stock) of a Subsidiary (other than Indebtedness owed to PVH or an Affiliate of PVH) or (ii) the purchase, construction, development, expansion or improvement of Additional Assets.
Merger and Consolidation
PVH will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1)
the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not PVH) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of PVH under the notes and the indenture;

(2)
immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an Obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)
PVH shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) comply with the indenture;

provided, however, that clause (3) will not be applicable to PVH merging, consolidating or amalgamating with an Affiliate of PVH solely for the purpose and with the sole effect of reincorporating PVH in another jurisdiction.
For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more Subsidiaries, which assets, if held by PVH instead of such Subsidiaries, would constitute all or substantially all of the assets of PVH on a consolidated basis, shall be deemed to be the conveyance, transfer lease, or other disposition, as applicable, of all or substantially all of the assets of PVH.
The Successor Company, if not PVH, will be the successor to PVH and shall succeed to and be substituted for PVH, and may exercise every right and power of PVH under the indenture, and PVH, except in the case of a lease, shall be released from all obligations under the notes and the indenture, including, without limitation, the Obligation to pay the principal of and interest on the notes.
Notwithstanding anything to the contrary provided herein, this “— Merger and Consolidation” covenant shall not apply to a conveyance, transfer, lease or other disposition of assets between or among PVH and any Subsidiary.
Except as provided above, this covenant applies in the case of a disposition of all or substantially all of the assets of PVH to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of PVH. As a result, it may be unclear as to whether this covenant has been breached and whether a holder of notes may declare an Event of Default in accordance with the terms described in “— Defaults.”
SEC Reports
The indenture provides that so long as the notes are outstanding PVH will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which PVH is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that PVH may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding PVH will file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.
Notwithstanding the foregoing, PVH will be deemed to have furnished such reports referred to above to the trustee and the holders of the notes if PVH has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
In addition, PVH has agreed that, for so long as any notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, it will furnish to the holders of such notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Defaults
Each of the following is an event of default (each, an “Event of Default”):
(1)
a default in the payment of interest on the notes when due, continued for 30 days;

(2)
a default in the payment of principal of, or premium, if any, on, any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)
the failure by PVH to comply for 30 days after notice with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4)
the failure by PVH to comply for 45 days after notice with any of its obligations in the covenants described above under “— Change of Control Triggering Event” (other than a failure to purchase notes);

(5)
the failure by PVH or any Domestic Subsidiary to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the indenture;

(6)
Indebtedness of PVH or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of such Indebtedness unpaid or accelerated exceeds $150.0 million (the “cross acceleration provision”);

(7)
certain events of bankruptcy, insolvency or reorganization of PVH or any Significant Subsidiary (the “bankruptcy provisions”); or

(8)
a final, non-appealable judgment or order is rendered against PVH or any Significant Subsidiary, which requires the payment in money by PVH or any Significant Subsidiary either individually or in the aggregate, of an amount (to the extent not covered by insurance) in excess of $150.0 million and such judgment or order remains unsatisfied, undischarged, unvacated, unbonded and unstayed for 60 days (the “judgment default provision”).

However, a default under clauses (3), (4) and (5) will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify PVH of the default and PVH does not cure such default within the time specified in clauses (3), (4) and (5) after receipt of such notice.
If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of PVH or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:
(1)
such holder has previously given the trustee notice that an Event of Default is continuing;

(2)
holders of at least 25% in principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3)
such holders have offered the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)
the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)
holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.
If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the Default within 90 days after it occurs; provided, however, that in any event the trustee shall not be required to mail such notice until 10 days after a Responsible Officer of the trustee has actual knowledge of such Default. Except in the case of a Default or Event of Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its Responsible Officers determines that withholding notice is in the best interests of the holders of the notes. In addition, PVH is required to deliver to the trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. PVH is required to deliver to the trustee, within 30 days after becoming aware of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or proposes to take in respect thereof.
Amendments and Waivers
Subject to certain exceptions, the indenture and notes may be amended with the consent of the holders of a majority in principal amount of the notes then-outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any existing Default or Event of Default with respect to the notes (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, and interest on the notes except a payment default resulting from an acceleration that has been rescinded) or compliance with any provisions of the indenture or notes may be waived with the consent of the holders of a majority in principal amount of the then-outstanding notes (including consents obtained in connection with a tender offer or exchange for the notes). However, without the consent of holders of at least 90% of the aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange for the notes), an amendment or waiver may not, with respect to any note held by a non-consenting holder:
(1)
reduce the aggregate principal amount of notes the holders of which must consent to an amendment or waiver;

(2)
reduce the rate of or extend the time for payment of interest on any note;

(3)
reduce the principal of or extend the Stated Maturity of any note;

(4)
reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption” above; provided that the notice period for redemption may be reduced to not less than three (3) Business Days with the consent of the holders of a majority in principal amount of the notes then outstanding if a notice of redemption has not prior thereto been sent to such holders;

(5)
make any note payable in money other than that stated in the note;

(6)
amend the right of any holder of the notes to bring suit for the payment of principal, premium, if any, and interest on its notes, on or after the respective due dates expressed or provided for in such notes; or

(7)
make any change in the ranking or priority of any note that would adversely affect the holders of the notes.

Notwithstanding anything herein or otherwise, the provisions under the indenture relative to PVH’s obligation to make any offer to repurchase the notes as a result of a Change of Control Triggering Event as described under the caption “— Change of Control Triggering Event” may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Without the consent of any holder of notes, PVH and the trustee may also amend the indenture:
(1)
to cure any ambiguity, omission, defect or inconsistency;

(2)
to provide for the assumption by a successor of the obligations of PVH under the indenture and the notes;

(3)
to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)
to add any additional Events of Default with respect to the notes;

(5)
to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance or discharge of the notes; provided, however, that any such action shall not adversely affect the interests of the holders of the notes;

(6)
to add guarantees with respect to the notes or to secure the notes;

(7)
to add to the covenants of PVH or a Subsidiary for the benefit of the holders of the notes or to surrender any right or power conferred upon PVH or a Subsidiary;

(8)
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(9)
to make any change that does not adversely affect the rights of any holder of notes;

(10)
to conform the text of the indenture or the notes to any provision of the “Description of the Notes” section of the offering memorandum relating to the offering of the old notes dated July 6, 2020 to the extent that such provision in the “Description of the Notes” section of such offering memorandum was intended to be a verbatim recitation of a provision of the indenture or the notes;

(11)
to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the TIA; or

(12)
to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture or the notes by any holder given in connection with a tender or exchange of such holder’s notes will not be rendered invalid by such tender or exchange.
For purposes of determining whether the holders of the requisite principal amount of notes have taken any action under the indenture, notes owned by PVH or by any Affiliate of PVH shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the trustee shall be protected in relying on any direction, waiver or consent, only notes which the trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination.
After an amendment under the indenture becomes effective, PVH is required to mail, or deliver electronically if held by any depositary in accordance with such depositary’s customary procedures, to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.
For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under
“— Certain Covenants,” or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to amend the right of any holder of the notes to bring suit for the payment of principal, premium, if any, and interest on its notes.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:
(1)
either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by PVH and thereafter repaid to PVH or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) have been called for redemption by reason of the mailing (or delivery electronically) of a notice of redemption or otherwise and will become due and payable within one year, and PVH has irrevocably deposited or caused to be deposited with the trustee or paying agent, as applicable, U.S. Dollars, U.S. Government Obligations or a combination thereof, in each case, in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from PVH directing the trustee or paying agent, as applicable, to apply such funds to the payment thereof at redemption or maturity, as the case may be, provided that, with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee or paying agent, as applicable, equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the trustee on or prior to the redemption date;

(2)
PVH has paid all other sums payable under the indenture; and

(3)
PVH has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied or waived.

Defeasance
At any time, PVH may terminate all of its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.
In addition, at any time PVH may terminate its obligations under the caption “— Change of Control Triggering Event” and under the covenants described above under the caption “— Certain Covenants” (other than the covenant described under the caption “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under the caption “— Defaults” above (“covenant defeasance”).
PVH may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If PVH exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If PVH exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect to all obligations described under “— Certain Covenants” above), (6), (7) (with respect only to Significant Subsidiaries) or (8) under the caption “— Defaults” above.
In order to exercise either of its defeasance options, PVH must irrevocably deposit in trust (the “defeasance trust”) with the trustee or paying agent, as applicable, U.S. Dollars, U.S. Government Obligations or a combination thereof, in each case, in such amounts as will be sufficient, as evidenced by an Officers’ Certificate of PVH, for the payment of principal of, premium, if any, on, and interest on the notes to redemption or maturity, as the case may be (provided that, with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee or paying agent, as applicable, equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the trustee on or prior to the redemption date), and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel in the United States to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable United States federal income tax law). In addition, in order to exercise PVH’s defeasance option, the defeasance must not result in or constitute a Default or Event of Default under the indenture.
Concerning the Trustee
U.S. Bank National Association is the trustee under the indenture. PVH will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. PVH has appointed the trustee as transfer agent and registrar and paying agent with regard to the notes. PVH may, however, change the transfer agent and registrar or paying agent without prior notice to the holders of the notes, and PVH or any of its Subsidiaries may act as paying agent or transfer agent and registrar.
The indenture contains certain limitations on the rights of the trustee, should it become a creditor of PVH, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
If an Event of Default occurs (and is not cured), the trustee is required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.
No Personal Liability of Directors, Officers, Employees or Stockholders
No director, officer, employee, incorporator or stockholder of PVH or any Subsidiary will have any liability for any obligations of PVH or any Subsidiary under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.
Governing Law
The indenture and the old notes are, and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry, Delivery and Form
General
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement systems and are subject to changes by them. PVH takes no responsibility for these operations and procedures and urges investors to contact the system or their participating organizations for which they hold securities (the “participants”) directly to discuss these matters.
Like the old notes, the exchange notes will be issued in the form of registered notes in global form (the “Global Notes”). The Global Notes will be deposited, on the issue date thereof, with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form or to receive physical delivery of those notes in certificated form, except in the limited circumstances described below.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in any such Global Note. Payment of principal of and interest on the notes will be made to DTC or its nominee, as the case may be, as the sole registered owner and holder of any Global Note for such series for all purposes under the indenture. None of PVH, the trustee or any agent of PVH or the trustee will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in any such Global Note or for maintaining, supervising or reviewing any of DTC’s records relating to such beneficial ownership interests.
PVH has been advised by DTC that, pursuant to procedures established by it:
(1)
upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes). Investors in the Global Notes who are participants may hold their interests therein directly through DTC.

PVH has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants or indirect participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants or indirect participants.
So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for the purposes of receiving payment on such notes, for receiving notices and for all other purposes under the indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any Global Note will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the notes under the indenture. Consequently, none of PVH, the Trustee or any agent of PVH or the Trustee has or will have any responsibility or liability for any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes, or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC will not consent or vote with respect to the Global Note representing the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (DTC’s partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).
DTC has advised PVH that DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (the “indirect participants”). The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants. The rules applicable to DTC and its participants are on file with the SEC.
Certificated Notes
Each Global Note is exchangeable for certificated notes only if (x) DTC notifies PVH that it is unwilling or unable to continue as depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and PVH fails within 90 days thereafter to appoint a successor, (y) PVH in its sole discretion determines that such Global Note shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the notes represented by such Global Note. In such event, PVH will issue notes in certificated form in exchange for such Global Note. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or an integral multiple of $1,000 in excess thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Note is exchangeable, except for a Global Note for the same series of notes of like denomination to be registered in the name of DTC or its nominee.
Certain Definitions
“2023 Debentures” means PVH’s 7 3∕4 Debentures due 2023 issued under an indenture dated as of November 1, 1993 between PVH and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.
“2023 Permitted Liens” means Liens securing the Obligations in respect of the 2023 Debentures.
“Additional Assets” means:
(1)
any business, assets, property or capital expenditures used or useful in a Related Business;

(2)
the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by (including by merger with or into or consolidation with) PVH or another Subsidiary; or

(3)
Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary;

provided, however, that any such Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Asset Disposition” means (i) an Asset Swap or (ii) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by PVH or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(1)
any shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than PVH or a Subsidiary);

(2)
all or substantially all the assets of any division or line of business of PVH or any Subsidiary; or

(3)
any other assets of PVH or any Subsidiary outside of the ordinary course of business of PVH or such Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,
(a)
a disposition by a Subsidiary to PVH or by PVH or a Subsidiary to a Subsidiary (other than a Securitization Subsidiary);

(b)
any disposition of assets with a fair market value of less than $10.0 million;

(c)
disposals of obsolete, damaged or worn out equipment or property or property that is no longer useful in the conduct of PVH’s or any Subsidiary’s business and that, in either case, is disposed of in the ordinary course of business;

(d)
any disposition of accounts receivable, licensing royalties and related assets to or of a Securitization Subsidiary pursuant to a Qualified Securitization Transaction;

(e)
the sale of any property in a Sale/Leaseback Transaction within 12 months of the acquisition of such property in an amount at least equal to the cost of such property and for consideration that is at least 75% in the form of cash or cash equivalents;

(f)
the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(g)
any disposition of cash or Temporary Cash Investments in the ordinary course of business;

(h)
any lease, assignment, or sublease in the ordinary course of business which does not materially interfere with the business of PVH and its Subsidiaries taken as a whole;

(i)
any grant of any license of patents, trademarks, know-how or any other intellectual property in the ordinary course of business which does not materially interfere with the business of PVH and its Subsidiaries taken as a whole (for the avoidance of doubt, other than perpetual licenses of any material intellectual property); and

(j)
the sale or discounting, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which PVH or any Subsidiary, as applicable, may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables).

“Asset Swap” means any exchange of property or assets of PVH or any Subsidiary (including shares of Capital Stock of a Subsidiary) for property or assets of another Person (including shares of Capital Stock of a Person whose primary business is a Related Business) that are intended to be used by PVH or any Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash of any party to such asset swap.
“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).
“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)
the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)
the sum of all such payments.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum without duplication of (A) 85% of the book value of the accounts receivable of PVH and its Subsidiaries on a consolidated basis and (B) 65% of the book value of the inventory of PVH and its Subsidiaries on a consolidated basis, in each case as of the most recently ended fiscal quarter of PVH preceding such date of determination (calculated on a pro forma basis to reflect all transactions consummated since the end of the most recently ended fiscal quarter of PVH and on or prior to such date of determination).
“Business Day” means each day that is not a Legal Holiday.
“Capital Lease Obligation” means an Obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, the amount of Indebtedness represented by which shall be the capitalized amount of such Obligation determined in accordance with GAAP and the Stated Maturity of which shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described above under the caption “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding, any debt securities convertible into such equity.
“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) or other cash management services.
“Change of Control” means any of the following events:
(1)
PVH becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of PVH (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such person is the beneficial owner (as defined above in this clause (1), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

(2)
the date the Continuing Directors cease for any reason to constitute a majority of PVH’s board of directors then in office; or

(3)
the adoption of a plan relating to the liquidation or dissolution of PVH.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (a) PVH becomes a direct or indirect wholly owned Subsidiary of a Person and (b)(i) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Voting Stock of PVH immediately prior to that transaction or (ii) immediately following that transaction no Person (other than a Person satisfying the requirements of this sentence) is the owner, directly or indirectly, of more than 50% of the Voting Stock of such Person.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“CKI Trust” means that certain trust established pursuant to the Delaware Business Trust Act, as amended, and the CKI Trust Agreement.
“CKI Trust Agreement” means that certain Trust Agreement, dated as of March 14, 1994, between Calvin Klein, Inc., a New York corporation, and Wilmington Trust Company, relating to the CKI Trust, and the other agreements related thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Agreement” means any commodity or raw materials futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials pricing.
“Consolidated Interest Expense” means, for any period, the consolidated interest expense (to the extent that such expense was deducted in computing Consolidated Net Income) of PVH and its consolidated Subsidiaries, minus interest income for such period, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by PVH or its Subsidiaries and deducted in computing Consolidated Net Income, without duplication in each case for such period:
(1)
interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2)
amortization of debt discount and debt issuance cost;

(3)
capitalized interest;

(4)
non-cash interest expense;

(5)
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)
net payments pursuant to Interest Rate Agreements;

(7)
dividends declared and paid or payable in cash or Disqualified Stock in respect of (a) all Disqualified Stock of PVH and (b) all Preferred Stock of Subsidiaries, in each case held by Persons other than PVH or a Wholly Owned Subsidiary;

(8)
interest Incurred in connection with Investments in discontinued operations;

(9)
interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) PVH or any Subsidiary; and

(10)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than PVH) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of PVH and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)
any net income (or loss) of any Person acquired by PVH or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(2)
any gain (or loss) realized upon the sale or other disposition of any assets of PVH, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(3)
extraordinary, unusual or nonrecurring gains or losses or expenses or charges, including, without limitation (in each case, for the avoidance of doubt, to the extent extraordinary, unusual or non-recurring), (a) restructuring charges, (b) any fees, expenses or charges relating to plant shutdowns and discontinued operations, (c) acquisition integration costs and (d) any expenses or charges relating to any primary public or private offering of Capital Stock (excluding Disqualified Stock) of PVH, investment, acquisition or Incurrence or retirement of Indebtedness (in each case under this clause (d) whether or not successful);

(4)
any (a) severance, other employee termination benefits or relocation costs, expenses or charges, (b) one-time non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees, (c) the costs and expenses relating to the employment of terminated employees, (d) lease termination costs and (e) fees, expenses or charges incurred or otherwise realized in connection with, resulting from, related to or in anticipation of the issuance of the notes on the Issue Date;

(5)
restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility consolidations, retention, headcount reductions, systems establishment costs, contract termination costs and excess pension charges);

(6)
the cumulative effect of a change in accounting principles (including, for the avoidance of doubt, the non-cash income (or loss) related to one-time and ongoing mark-to-market gains (or losses) with respect to the pension or postretirement plans of PVH or any of its Subsidiaries resulting from a change in accounting principles prior to or after the Issue Date); and

(7)
(a) the net income of any Person (other than PVH or any of its Subsidiaries) in which any other Person (other than PVH or any of its Subsidiaries) has a joint interest to the extent that the declaration or payment of dividends or similar distributions by that Person of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person and (b) the loss, if applicable, of any Person (other than PVH or any of its Subsidiaries) in which any other Person (other than PVH or any of its Subsidiaries) has a joint interest.

“Continuing Directors” means individuals who on the Issue Date constituted the board of directors of PVH (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of PVH was approved by a vote of a majority of the directors of PVH then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved).
“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of April 29, 2019, among PVH, certain Subsidiaries, various lenders, Barclays Bank PLC, as Administrative Agent, and the other agents party thereto, as the same has been and may hereafter be amended, extended, renewed, restated, replaced, restructured, supplemented or otherwise modified (in whole or in part, and without limitation as to amount of Indebtedness which may be Incurred thereunder, terms, conditions, covenants and other provisions) from time to time (including by the First Amendment to Credit Agreement, dated as of June 3, 2020), and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.
“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks, institutional or other lenders, institutional investors or a trustee providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Crown” means the government of Canada, any provincial or territorial government therein and any of their political subdivisions.
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:
(1)
matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)
is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)
is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of (A) an “asset sale” shall not constitute Disqualified Stock or (B) a “change of control” shall not constitute Disqualified Stock if:
(1)
the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described above under the caption “— Change of Control Triggering Event;” and

(2)
any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
“Domestic Subsidiary” means any Subsidiary that is not (i) a Foreign Subsidiary or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” as defined under Section 957(a) of the Code.
“DTC” means The Depository Trust Company or any of its successors.
“EBITDA” for any period means Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
(1)
all income tax expense of PVH and its consolidated Subsidiaries;

(2)
Consolidated Interest Expense;

(3)
depreciation and amortization expense of PVH and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid operating expense that was paid in cash in a prior period); and

(4)
all other non-cash charges of PVH and its consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits, and the depreciation and amortization and other noncash charges, of a Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount could have been distributed by such Subsidiary during such period to PVH or another Subsidiary as a dividend or other distribution (which other Subsidiary could also have made such dividend or other distribution).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Foreign Subsidiary” means (a) any Subsidiary not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) any Subsidiary that, directly or indirectly through other entities, holds no material assets other than equity interests in one or more entities described in clause (a).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in:
(1)
the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2)
the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC;

provided, however, that if a change in GAAP would (as determined in good faith by the board of directors of PVH (or a duly authorized committee thereof)) materially change the calculation of any financial ratio, standard or term of the indenture or notes, PVH may provide prompt notice of such change to the trustee, whereupon such calculations shall continue to be made in accordance with GAAP without giving effect to such change.
“Guarantee” means any Obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any Obligation, direct or indirect, contingent or otherwise, of such other Person:
(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)
entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedging Obligations” of any Person means the Obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into for non-speculative purposes.
“holder” means, with respect to the notes, the Person in whose name a note is registered on the registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)
the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)
all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)
all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale Obligations of such Person and all Obligations of such Person under any title retention agreement (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(4)
all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5)
the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person;

(6)
all Obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)
all Obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such Obligation is assumed by such Person), the amount of such Obligation being deemed to be the lesser of the value of such property or assets and the amount of the Obligation so secured; and

(8)
to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the Obligation, of any contingent Obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar financial agreement or arrangement, including, without limitation, any such arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating or fixed rate of interest on the same notional amount.
“Investment Grade” means (1) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent), (2) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent) and (3) with respect to any additional Rating Agency or Rating Agencies selected by PVH, the equivalent investment grade credit rating.
“Issue Date” means the date on which the old notes were originally issued.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Originator Recourse” means a reimbursement obligation of PVH in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that PVH’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.
“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of PVH.
“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to PVH or the trustee.
“Permitted Bank Indebtedness” means any Indebtedness and associated obligations of PVH or any Subsidiary pursuant to one or more Credit Facilities (including, without limitation, the Credit Agreement) and Guarantees of such Indebtedness by PVH or any Subsidiary; provided that, after giving effect to any such Incurrence (including, for the avoidance of doubt, the application of the proceeds therefrom), the aggregate principal amount of all such Indebtedness Incurred and then outstanding (without duplication) does not exceed the greater of (1) $4.75 billion and (2) the Borrowing Base.
“Permitted Liens” means:
(1)
Liens securing Permitted Bank Indebtedness;

(2)
Liens existing on the Issue Date;

(3)
Liens securing Hedging Obligations;

(4)
Liens to secure Purchase Money Indebtedness Incurred by PVH or a Domestic Subsidiary to acquire or construct property in the ordinary course of business; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or Incurred to finance, the cost of the acquisition or construction that is the subject of the Purchase Money Indebtedness and (b) such Lien is limited in the manner described in the definition of Purchase Money Indebtedness;

(5)
Liens securing Capital Lease Obligations (A) Incurred by PVH or a Domestic Subsidiary to acquire or construct property in the ordinary course of business or (B) arising from any Permitted Sale/Leasebacks; provided, however, that such Lien does not extend to any property other than property subject to the underlying lease, after-acquired property that is required to be pledged pursuant to such underlying lease on customary terms and proceeds and products thereof;

(6)
Liens granted by PVH or any Domestic Subsidiary in favor of landlords contained in leases and subleases of real property or in inventory or fixtures located on such leased real property; provided, however, that such Liens are in the ordinary course of business, are on terms customary for leases of such type and do not materially impair the use of the liened property in the operation of the business of PVH or the Domestic Subsidiary;

(7)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;
(8)
Liens imposed by law, including, carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)
Liens for taxes, assessments and governmental charges (a) not yet due and payable or (b) not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)
Liens securing Indebtedness owed by a Domestic Subsidiary to PVH or to any other Subsidiary (other than a Securitization Subsidiary);

(11)
Liens on the property of any Domestic Subsidiary existing at the time such Person becomes a Subsidiary and not Incurred as a result of (or in connection with or in anticipation of) such Person becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of PVH or any of the Domestic Subsidiaries (other than (a) the property encumbered at the time such Person becomes a Subsidiary, (b) after-acquired property that is required to be pledged pursuant to the agreement granting such Lien as in effect on the date such Person becomes a Subsidiary and (c) proceeds and products thereof) and do not secure Indebtedness with a principal amount in excess of the principal amount of Indebtedness secured by such Liens outstanding at such time;

(12)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with PVH or any Subsidiary; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such merger or consolidation and do not extend to any assets other than those of the Person merged with or into or consolidated with PVH or such Subsidiary;

(13)
Liens on property of assets existing at the time such assets were acquired in connection with the purchase of all or substantially all of the assets of a Related Business by PVH or any Subsidiary; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such acquisition and do not extend to any assets other than those acquired by PVH or such Subsidiary;

(14)
Liens securing the notes;

(15)
Liens securing Attributable Debt Incurred pursuant to any Permitted Sale/Leaseback;

(16)
Liens securing Indebtedness in an aggregate principal amount not to exceed the amount that would cause the Senior Secured Leverage Ratio of PVH to exceed 3.5 to 1.0 (for the avoidance of doubt, all Secured Debt outstanding at the time of the calculation of the Senior Secured Leverage Ratio shall be included in such calculation);

(17)
Liens in connection with attachments or judgments (including judgment or appeal bonds that do not result in an Event of Default under clause (8) under the caption “— Defaults” above);

(18)
Liens Incurred or deposits made by PVH or any Domestic Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of Obligations for the payment of borrowed money);

(19)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of PVH or the applicable Domestic Subsidiary thereof or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(20)
Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by PVH and its Domestic Subsidiaries in the ordinary course of business;

(21)
any reservations, limitations, exceptions, provisos and conditions, if any, expressed in any original grants from the Crown, including, without limitation, the reservation of any mines and minerals in the Crown or any other Person;

(22)
Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to PVH and its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and arising as a result or omission by PVH or its Subsidiaries, including, for the avoidance of doubt, verlängerte Eigentumsvorbehalte and erweiterte Eigentumsvorbehalte;

(23)
Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (A) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness and (B) relating to pooled deposit or sweep accounts of PVH or any Domestic Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(24)
any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(25)
Liens securing obligations pursuant to Cash Management Agreements and Treasury Transactions;

(26)
the 2023 Permitted Liens;

(27)
Liens, if any, consisting of leases, assignments, subleases or grants of licenses of the type described in clause (i) and (j) of the definition of “Asset Disposition”;

(28)
Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Issue Date or issued thereafter in the ordinary course of business and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof;

(29)
Liens securing Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when taken together with all Indebtedness secured by Liens Incurred by all other Foreign Subsidiaries pursuant to this clause (29) and then outstanding, does not exceed the greater of (A) $225.0 million and (B) 2.0% of Total Assets, calculated as of the date of such Incurrence; and

(30)
any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (29); provided that such Lien is limited to (i) such item of property originally covered by such Lien, improvements thereof or additions or accessions thereto, (ii) property other than Principal Property or the Capital Stock of any Subsidiary or Indebtedness of any Subsidiary of PVH, (iii) after acquired property that is required to be pledged pursuant to the agreement granting such Lien and/or (iv) proceeds and products of any of the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Principal Property” means any manufacturing plant, facility or warehouse, together with the land upon which it was erected and fixtures constituting a part of such manufacturing plant, facility or warehouse, owned by PVH or any Domestic Subsidiary and located in the United States of America (excluding its territories and possessions and Puerto Rico), having a net book value (after deducting accumulated depreciation) as of the date of determination in excess of 1.5% of Total Assets of PVH. Principal Property shall not include any manufacturing plant, facility or warehouse or any portion of the manufacturing plant, facility or warehouse or any fixture constituting a part thereof which, in the opinion of PVH’s board of directors (or a duly authorized committee thereof), is not material to the business conducted by PVH and its Subsidiaries, taken as a whole.
“Purchase Money Indebtedness” means any Indebtedness of a Person to any seller or other Person Incurred to finance the acquisition or construction of any property or assets and which is Incurred substantially concurrently therewith, is secured only by the assets so financed, any after-acquired assets that are directly related to such assets so financed and are required to be pledged pursuant to the agreements relating to such Indebtedness and the proceeds and products thereof and the principal amount of which does not exceed the cost of the assets acquired or constructed.
“Qualified Securitization Transaction” means any accounts receivable or licensing royalty financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable or licensing royalties and related assets from PVH or any Subsidiary and enters into a third-party financing thereof on customary market terms that the board of directors of PVH (or a duly authorized committee thereof) has concluded are fair to PVH and its Subsidiaries.
“Rating Agency” means each of S&P or Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by PVH (as certified by a resolution of the board of directors of PVH (or a duly authorized committee thereof)) which shall be substituted for S&P or Moody’s, or both, as the case may be.
“Rating Event” means:
(1)
if the notes are not rated Investment Grade by each of the Rating Agencies on the first day of the Trigger Period, the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the Trigger Period by either of the Rating Agencies on any date during the Trigger Period;

(2)
if the notes are rated Investment Grade by each of the Rating Agencies on the first day of the Trigger Period, the notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by either of the Rating Agencies on any date during the Trigger Period; or

(3)
if both (A) the notes are rated Investment Grade by one of the Rating Agencies, and (B) the notes are not rated Investment Grade by the other Rating Agency, in each case, on the first day of the Trigger Period, then any of the following occur: (i) in the case of the Rating Agency referred to in clause (A), the notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by such Rating Agency on any date during the Trigger Period, and (ii) in the case of the Rating Agency referred to in clause (B), the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the Trigger Period by each such Rating Agency on any date during the Trigger Period;

provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform PVH that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.
“Refinanced” and “Refinancing” shall have correlative meanings.
“Related Business” means any business in which PVH or any Subsidiary was engaged on the Issue Date or any reasonable extension of such business and any business related, ancillary or complementary to any business of PVH or any Subsidiary in which PVH or any Subsidiary was engaged on the Issue Date or any reasonable extension of such business.
“Responsible Officer” means, when used with respect to the trustee, any officer within the Corporate Trust Administration of the trustee (or any successor group of the trustee) with direct responsibility for the administration of the indenture or any other officer of the trustee with direct responsibility for the administration of the indenture customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating business.
“Sale/Leaseback Transaction” means any arrangement with any Person (other than PVH or any Subsidiary) providing for the leasing by PVH or any Domestic Subsidiary, for a period of more than three years, of any Principal Property, which Principal Property has been or is to be sold or transferred by PVH or such Domestic Subsidiary to such Person in contemplation of such leasing.
“SEC” means the United States Securities and Exchange Commission.
“Secured Debt” means, with respect to any specified Person as of any date of calculation, (1) the aggregate stated balance sheet amount of Indebtedness of such Person and its Subsidiaries on a consolidated basis calculated in accordance with GAAP that is then secured by a Lien on property or assets of such Person and its Subsidiaries (including, without limitation, Capital Stock of another Person owned by such Person but excluding property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (2) Unrestricted Cash of such Person and its Subsidiaries.
“Securitization Subsidiary” means a Wholly Owned Subsidiary:
(1)
that is designated a “Securitization Subsidiary” by the board of directors of PVH (or a duly authorized committee thereof);

(2)
that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3)
no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(a)
is Guaranteed by PVH or any Subsidiary other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b)
is recourse to or obligates PVH or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(c)
subjects any property or asset of PVH or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; and

(4)
with respect to which neither PVH nor any Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results.

“Senior Secured Leverage Ratio” means, for any Person as of any date of calculation (the “Transaction Date”), the ratio of (x) Secured Debt of such Person as of the Transaction Date to (y) EBITDA of such Person for the most recently ended period of four fiscal quarters ending prior to the Transaction Date for which internal financial statements are available; provided that:
(1)
if PVH or any Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding, the Senior Secured Leverage Ratio for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)
if PVH or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio, the Senior Secured Leverage Ratio for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if PVH or such Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)
if since the beginning of such period PVH or any Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of PVH or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to PVH and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent PVH and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)
if since the beginning of such period PVH or any Subsidiary (by merger or otherwise) shall have made an investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets (including any acquisition of assets (including Capital Stock) occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business) in excess of $25.0 million the Senior Secured Leverage Ratio for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness in connection therewith) as if such investment or acquisition occurred on the first day of such period;

(5)
if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into PVH or any Subsidiary since the beginning of such period) shall have made any Asset Disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by PVH or a Subsidiary during such period, the Senior Secured Leverage Ratio for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, investment or acquisition occurred on the first day of such period;

(6)
for purposes of calculating the Senior Secured Leverage Ratio, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that PVH or any of its Subsidiaries has made during the relevant period or subsequent to such period and on or prior to the date of such calculation, shall be given pro forma effect as if they had occurred on the first day of the relevant period; and

(7)
if since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into PVH or any Subsidiary since the beginning of such period shall have made any merger, consolidation or discontinued operation that would have required adjustment pursuant to clause (6) above if made by PVH or a Subsidiary during such period, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.
In addition, PVH may elect pursuant to an Officers’ Certificate delivered to the trustee to treat all or any portion of the commitment under any Secured Debt as being Incurred at such time, in which case any subsequent Incurrence of Secured Debt under such commitment will not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
For purposes of this definition, in the event that PVH or any of its Subsidiaries issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to the Transaction Date, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such issuance, repurchase or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of PVH to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as PVH may designate.
For purposes of this definition, whenever pro forma effect is to be given to any of the foregoing, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of PVH. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of PVH as set forth in an Officers’ Certificate, to reflect cost savings and other operating improvements or synergies reasonably expected to be realized within 12 months from the applicable pro forma event.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of PVH within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by PVH or any Subsidiary that are reasonably customary in accounts receivable or licensing royalty securitization transactions, as the case may be.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or redemption of such security upon the happening of any contingency unless such contingency has occurred).
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1)
such Person;

(2)
such Person and one or more Subsidiaries of such Person; or

(3)
one or more Subsidiaries of such Person.

Notwithstanding anything contained herein or otherwise, CKI Trust shall not be a Subsidiary of PVH. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of PVH.

“Temporary Cash Investments” means any of the following:
(1)
any investment in direct obligations of the United States or Canada or any agency thereof or obligations guaranteed by the United States or Canada or any agency thereof;

(2)
investments in securities with maturities of one year or less from the date of acquisition thereof issued or fully guaranteed by any state, commonwealth, province or territory of the United States or Canada, as the case may be, or any political subdivision of any such state, commonwealth, province or territory, or any taxing authority or public instrumentality of any thereof, and rated at least “A-3” by S&P or at least “P-3” by Moody’s (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency;

(3)
investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within one year of the date of acquisition thereof and overnight deposits, in each case, issued by any lender under a Credit Facility or a bank or trust company, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and (other than in the case of a lender under a Credit Facility or a bank or trust company located in Brazil) has outstanding debt which is rated at least “BBB” by S&P or at least “Baa2” by Moody’s (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency;

(4)
investments in shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (1), (2), (3), (6) and (7) of this definition;

(5)
investments in marketable short-term money market or similar securities having a rating of at least “P-2” from Moody’s or at least “A-2” from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligation, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency and maturing within one year after the date of acquisition thereof;

(6)
investments in commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year from the date of acquisition thereof and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition thereof;

(7)
repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(8)
investments in investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above;

provided that in the case of any investment by a Foreign Subsidiary, “Temporary Cash Investments” shall also include: (w) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year after the date of acquisition thereof, (x) investments of the type and maturity described in clauses (1) through (4) above of Foreign Subsidiaries (with, in the case of clauses (1) and (2), the references to Canada and the United States to also include the sovereign nation thereof), which investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (y) repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) above (as modified pursuant to clause (x) above) entered into with any bank meeting the qualifications specified in clause (3) above and (z) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Total Assets” means, as of any date of determination, the total assets of PVH and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of PVH as of such date (which calculation shall give pro forma effect to any acquisition or Asset Disposition by PVH or any of its Subsidiaries, in each case involving the payment or receipt by PVH or any of its Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $100.0 million that has occurred since the date of such consolidated balance sheet, as if such acquisition or Asset Disposition had occurred on the last day of the fiscal period covered by such balance sheet).
“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Trigger Period” means the period commencing on the first public announcement by us of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which is the full faith and credit of the United States is pledged and which are not callable at the issuer’s option.
“Unrestricted Cash” means, with respect to any Person, as of any date of determination, cash or Temporary Cash Investments of such Person and its Subsidiaries that would not appear as “restricted,” in accordance with GAAP, on a consolidated balance sheet of such Person and its Subsidiaries as of such date.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by PVH or one or more Wholly Owned Subsidiaries.

Exchange Offer
In connection with the issuance of the old notes on July 10, 2020, we entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the old notes for exchange notes that are identical in all material respects with the old notes, except that:
•
the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•
the exchange notes bear a different CUSIP number from the old notes;

•
the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the old notes. Holders of exchange notes will be entitled to the benefits of the applicable indenture.
General
We are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances in which we are obligated to file a shelf registration statement for certain holders of the old notes that are not eligible to participate in the exchange offer, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate.
In the registration rights agreement, we agreed, for the benefit of the holders of the old notes to use commercially reasonable efforts to (a) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for exchange notes with terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (b) cause the registration statement to be declared effective under the Securities Act within 270 days of the original issue date of the old notes.
After the SEC declares this exchange offer registration statement effective, PVH will offer the exchange notes in return for the old notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law), and the holder of each old note surrendered to PVH under the exchange offer will receive an exchange note of equal principal amount. Interest on each exchange note will accrue (a) from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or (b) if no interest has been paid on the note, from the date of its original issue. As described below, a holder of old notes that participates in this exchange offer will be required to make certain representations to PVH. PVH will use its commercially reasonable efforts to complete the exchange offer within 310 days of the original issue date of the old notes.
The exchange notes will be issued in the form of Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer applicable to such old notes. Since the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances in which we are obligated to file a shelf registration statement for certain holders of the old notes that are not eligible to participate in the exchange offer, to provide for registration of the old notes under the U.S. federal securities laws. See “— Consequences of Failure to Tender.”
We will be deemed to have accepted validly tendered old notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted old notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.
Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:
•
you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•
you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes (within the meaning of the Securities Act);

•
you are not, or the person or entity receiving such exchange notes is not, engaged in, and you do not, or such person or entity does not, intend to engage in, a distribution of the exchange notes (within the meaning of the Securities Act); and

•
you are not, nor is any such person or entity, our “affiliate” (as such term is defined under Rule 405 under the Securities Act).

To participate in the exchange offer, you must represent as the holder of old notes that each of these statements is true.
Any holder of old notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:
•
will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for old notes acquired for its own account through market-making or other trading activities must acknowledge that it will deliver (or, to the extent permitted by law, make available) a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of the exchange notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed, if requested by one or more broker-dealers, to use our commercially reasonable efforts to amend or supplement this prospectus for a period of 180 days after the expiration date of the exchange offer in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 5:00 p.m., New York City time, on October 16, 2020, or the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered old notes or, if any of the conditions described below under the heading “— Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give written notice of such delay, extension, termination or amendment to the exchange agent.
If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to 10 business days.
Any extension, delay, termination, waiver or amendment of the exchange offer will be followed as promptly as practicable by public announcement thereof by the making of a release through an appropriate news agency, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any old notes, and may terminate or amend the exchange offer before the acceptance of the old notes, if:
•
we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.
In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.
In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering
We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC’s ATOP. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.
Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of DTC and either:
•
complete, sign and date the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•
in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:
•
the exchange agent must receive the old notes along with the letter of transmittal; or

•
with respect to the old notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below. For old notes to be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before expiration of the exchange offer.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.
Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:
•
make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•
obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.
A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” (within the meaning of Rule 17Ad-15 under the Exchange Act). Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:
•
by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•
for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes, and an eligible guarantor institution must guarantee the signature on the bond power.
If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•
the old notes or a timely book-entry confirmation that the old notes have been transferred into the exchange agent’s account at DTC; and

•
a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain copies of the applicable letter of transmittal for the old notes from the exchange agent at its offices listed under “— Exchange Agent.”
By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of old notes will, among other things, make the representations in the letter of transmittal described under “— Eligibility; Transferability.”
DTC Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within three business days after the date of this prospectus.
With respect to the old notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender old notes.
With respect to the old notes, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.
However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.
For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “— Exchange Agent.”
Any notice of withdrawal must:
•
specify the name of the person having tendered the old notes to be withdrawn;

•
identify the old notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name of the account at DTC;

•
contain a statement that the holder is withdrawing his election to have the old notes exchanged; and

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering” above at any time before expiration of the exchange offer.
A holder may provide notice of withdrawal to the exchange agent at its offices listed under “— Exchange Agent.”

Exchange Agent
U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal or the notice of withdrawal to the exchange agent addressed as follows:
By Overnight Courier, Registered/ Certified Mail and by Hand:
U.S. Bank National Association
Global Corporate Trust
111 Filmore Avenue E
Mail Station EP-MN-WS2N
St. Paul, Minnesota 55107
Attn: Specialized Finance Group
Reference: PVH Corp.
To Confirm by Telephone:
(800) 934-6802
By Facsimile Transmission
(for eligible institutions only):
(651) 466-7402
Attn: Specialized Finance
Reference: PVH Corp.
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable, out-of-pocket expenses.
We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:
•
SEC registration fees;

•
fees and expenses of compliance with federal and state securities laws;

•
our printing and distribution costs;

•
our accounting and legal fees; and

•
reasonable and customary fees and expenses of the exchange agent and trustee.

Accounting Treatment
We will record the exchange notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Tender
All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be offered, sold or otherwise transferred only:

•
to us;

•
under a registration statement that has been declared effective under the Securities Act with respect to such old notes;

•
for so long as the old notes of such series are eligible for resale under Rule 144A, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A;

•
through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee); or

•
under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

subject in each of the above cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller’s or account’s control, and in each case subject to compliance with any applicable foreign, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes. The holders of old notes not tendered will have no further registration rights, except that, under certain limited circumstances we may be obligated to file a shelf registration statement for certain holders of the old notes that are not eligible to participate in the exchange offer.
Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our commercially reasonable efforts to:
•
file a registration statement on an appropriate registration form with respect to registered offers to exchange the old notes for exchange notes;

•
cause the registration statement to become effective within 270 days after the original issue date of the old notes;

•
consummate the exchange offer with respect to old notes within 310 days after the original issue date of such old notes; and

•
file and to have become effective a shelf registration statement relating to resales of the old notes under certain circumstances and to keep that shelf registration statement effective until the date that the old notes covered by the shelf registration statement cease to be transfer restricted securities (as defined in the registration rights agreement).

The requirements described in the first three bullets above under the registration rights agreement will be satisfied when we complete the exchange offer.
If a “registration default” (as defined below) occurs with respect to the old notes, then additional interest will accrue on the principal amount of such notes that are transfer restricted securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). Any amounts of additional interest shall be payable at the same times, in the same manner and to the same persons as interest on the old notes. Additional interest will cease to accrue when all registration defaults are cured or such notes cease to be transfer restricted securities.

A “registration default” occurs if:
(1)
the exchange offer registration statement has not been declared effective on or prior to the 270th day after the original issue date of the old notes;

(2)
the exchange offer is not completed on or prior to the 310th day after the original issue date of the old notes;

(3)
the exchange offer registration statement has been declared effective but thereafter ceases to be effective or fails to be usable prior to the consummation of the exchange offer;

(4)
the shelf registration statement, if applicable, has not been declared effective on or prior to the 180th day after PVH determines that a registered exchange offer is not available for the reasons discussed above; or

(5)
the shelf registration statement, if applicable, has been declared effective but thereafter ceases to be effective or fails to be usable in connection with resales of transfer restricted securities for more than 120 days in the aggregate in any 12-month period during the required effectiveness period.

Under the registration rights agreement, we have also agreed to keep the registration statement for the exchange offer effective for 20 business days (or longer, if required by applicable law).
Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration agreement for a continuous offer in connection with the old notes.

Certain U.S. Federal Income Tax Considerations
The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange of old notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, administrative rulings and published positions of the Internal Revenue Service (the “IRS”), and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change or differing opinions, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.
This discussion only applies to holders that are beneficial owners of old notes that purchased old notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such old notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations that may be relevant to subsequent purchasers of old notes or exchange notes. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status and it does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, Subchapter S corporations, grantor trusts, partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), real estate investment trusts, regulated investment companies, insurance companies, corporations treated as “personal holding companies,” United States expatriates, tax-exempt organizations, persons liable for the alternative minimum tax, U.S. persons that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or persons who hold old notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds old notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding old notes should consult their tax advisors regarding the tax consequences to them of exchanging old notes for exchange notes in the exchange offer.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS THE APPLICATION OF ANY NON-INCOME TAX LAWS OR ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer
The exchange of old notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, your basis in the exchange notes received in the exchange offer will be the same as your basis in the old notes surrendered in exchange therefor immediately before the exchange, and your holding period in the exchange notes will include your holding period in the old notes surrendered in exchange therefor.

Plan of Distribution
Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer upon request for use in connection with any such resale until 180 days after the expiration date of the exchange offer.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Pursuant to the registration rights agreement, we have agreed to pay certain expenses incident to this exchange offer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters
The validity of the exchange notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, in respect of the laws of the State of New York. In rendering its opinion, Wachtell, Lipton, Rosen & Katz will rely upon the opinion of Potter Anderson & Corroon LLP as to all matters governed by the laws of the State of Delaware.
Experts
The consolidated financial statements and schedule of PVH Corp. appearing in PVH Corp.’s Annual Report (Form 10-K) for the year ended February 2, 2020, and the effectiveness of PVH Corp.’s internal control over financial reporting as of February 2, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PVH CORP.
OFFER TO EXCHANGE
$500,000,000 4 5∕8% SENIOR NOTES DUE 2025
FOR
A LIKE PRINCIPAL AMOUNT OF OUTSTANDING
4 5∕8% SENIOR NOTES DUE 2025

PROSPECTUS

September 17, 2020